EXHIBIT 3.1
RESTATED
CERTIFICATE OF INCORPORATION
OF
ADNEXUS THERAPEUTICS, INC.
     Adnexus Therapeutics, Inc., originally incorporated on September 16, 2002 as Compound Therapeutics, Inc. (hereinafter called the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:
     1. The name of the Corporation is Adnexus Therapeutics, Inc. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on September 16, 2002 and was restated on March 31, 2003. Such Restated Certificate of Incorporation was amended on December 16, 2003 and was restated on December 15, 2004. Such Restated Certificate of Incorporation was restated on June 13, 2006. Such Restated Certificate of Incorporation was amended on June 20, 2006.
     2. This Restated Certificate of Incorporation was duly adopted by unanimous written consent of the board of directors and written consent of the stockholders of the Corporation in accordance with the applicable provisions of Sections 141, 228, 242 and 245 of the General Corporation Law of the State of Delaware.
     3. This Restated Certificate of Incorporation restates, integrates and amends the Restated Certificate of Incorporation, as amended, and the text of the Restated Certificate of Incorporation, as amended, is hereby restated to read as herein set forth in full:
     FIRST. The name of the Corporation is: Adnexus Therapeutics, Inc.
     SECOND. The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.
     THIRD. The nature of the business or purposes to be conducted or promoted by the Corporation is as follows:
     To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.
     FOURTH. The total number of shares of all classes of stock which the Corporation shall have authority to issue is (i) 710,000,000 shares of Common Stock, $.001 par value per share (“Common Stock”), and (ii) 472,419,462 shares of Preferred Stock, $.001 par value per share (“Preferred Stock”), of which 57,967,003 shall be designated as Series A Convertible Preferred Stock (“Series A Preferred Stock”), 336,952,459 shall be designated Series B

Convertible Preferred Stock (“Series B Preferred Stock”) and 77,500,000 shall be designated as Series C Convertible Preferred Stock (“Series C Preferred Stock”).
     The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation.
A.	COMMON STOCK.
     1. General. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights of the holders of the Preferred Stock of any series as may be designated by the Board of Directors upon any issuance of the Preferred Stock of any series.
     2. Voting. The holders of the Common Stock are entitled to one vote for each share held at all meetings of stockholders (and written actions in lieu of meetings). There shall be no cumulative voting.
     Except as otherwise provided in the Corporation’s Certificate of Incorporation, the number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of the State of Delaware.
     3. Dividends. Dividends may be declared and paid on the Common Stock from funds lawfully available therefor as and when determined by the Board of Directors and subject to any preferential dividend rights of any then outstanding Preferred Stock.
     4. Liquidation. Upon the dissolution or liquidation of the Corporation, whether voluntary or involuntary, holders of Common Stock will be entitled to receive all assets of the Corporation available for distribution to its stockholders, subject to any preferential rights of any then outstanding Preferred Stock.
B.	PREFERRED STOCK.
     Preferred Stock may be issued from time to time in one or more series, each of such series to consist of such number of shares and to have such terms, rights, powers and preferences, and the qualifications and limitations with respect thereto, as stated or expressed herein.
C.	SERIES A PREFERRED STOCK, SERIES B PREFERRED STOCK AND SERIES C PREFERRED STOCK.
1.	Dividends.
          (a) The Corporation shall not declare, pay or set aside any dividends (other than dividends payable in shares of Common Stock) on shares of Common Stock unless the holders of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding share of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock equal to the product of (i) the per share dividend to be declared, paid or set aside for the Common Stock, multiplied by (ii) the number of shares of Common Stock into which such share of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock, as the case may be, is then convertible.
          (b) In addition to the dividends required to be paid to the holders of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock pursuant to Subsection 1(a), the holders of shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock shall be entitled to receive, out of funds legally available therefor, dividends at the rate of eight percent 8% per annum of the Series A Original Purchase Price (as defined in Section 2(b) below), Series B Original Purchase Price (as defined in Section 2(a) below), or Series C Original Purchase Price (as defined in Section 2(a) below), respectively, payable when and as declared by the Board of Directors of the Corporation. Such dividends shall accrue daily and shall be cumulative from (i) with respect to Series C Preferred Stock, the date of issuance of each share of Series C Preferred Stock, (ii) with respect to Series B Preferred Stock, the date of issuance of each share of Series B Preferred Stock, and (iii) with respect to Series A Preferred Stock, the Series B Original Issue Date (as defined below), in each case whether or not declared. “Series B Original Issue Date” shall mean the date on which the first share of Series B Preferred Stock was issued.
2.	Liquidation, Dissolution or Winding Up; Certain Mergers, Consolidations and Asset Sales.
          (a) Payments to Holders of Series B Preferred Stock and Series C Preferred Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Series B Preferred Stock and Series C Preferred Stock shall be paid out of the assets of the Corporation available for distribution to its stockholders, on a parri passu basis and before any payment shall be made to the holders of Series A Preferred Stock or Common Stock or any other class or series of stock ranking on liquidation junior to the Series B Preferred Stock and Series C Preferred Stock, by reason of their ownership thereof, an amount equal to (i) in the case of Series B Preferred Stock, $.08013 per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares) (the “Series B Original Purchase Price”), plus any dividends accrued or declared but unpaid thereon, and (ii) in the case of the Series C Preferred Stock, $0.20 per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares) (the “Series C Original Purchase Price”), plus any dividends accrued or declared but unpaid thereon. If upon any such liquidation, dissolution or winding up of the Corporation, the remaining assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series B Preferred Stock and Series C Preferred Stock the full amount to which they shall be entitled, the holders of shares of Series B Preferred Stock and Series C Preferred Stock shall share ratably in any distribution of the remaining assets and funds of the Corporation in proportion to the respective amounts which would otherwise be payable in respect of such shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.
          (b) Payments to Holders of Series A Preferred Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after payment of the preferential amounts required to be paid to the holders of Series B Preferred Stock and Series C Preferred Stock pursuant to Section 2(a) above, the holders of shares of Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, before any payment shall be made to the holders of Common Stock or any other class or series of stock ranking on liquidation junior to the Series A Preferred Stock (such Common Stock and other stock being collectively referred to as “Junior Stock”) by reason of their ownership thereof, an amount equal to the greater of (i) $.50 per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares) (the “Series A Original Purchase Price”), plus any dividends accrued or declared but unpaid thereon, or (ii) such amount per share as would have been payable had each share of Series A Preferred Stock been converted into Common Stock pursuant to Section 4 immediately prior to such liquidation, dissolution or winding up (the amount payable pursuant to this sentence is hereinafter referred to as the “Series A Liquidation Amount”). If upon any such liquidation, dissolution or winding up of the Corporation, the remaining assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series A Preferred Stock and any class or series of stock ranking on liquidation on a parity with the Series A Preferred Stock the full amount to which they shall be entitled under this Subsection 2(b), the holders of shares of Series A Preferred Stock and any class or series of stock ranking on liquidation on a parity with the Series A Preferred Stock shall share ratably in any distribution of the remaining assets and funds of the Corporation in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.
          (c) Distribution of Remaining Assets. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after the payment of all preferential amounts required to be paid to the holders of shares of Series B Preferred Stock, Series C Preferred Stock and Series A Preferred Stock pursuant to Sections 2(a) and 2(b) above, the remaining assets of the Corporation available for distribution to its stockholders shall be distributed among the holders of the shares of Series B Preferred Stock, Series C Preferred Stock and Common Stock, pro rata based on the number of shares held by each such holder, treating for this purpose all such securities as if they had been converted to Common Stock pursuant to the terms of this Restated Certificate of Incorporation immediately prior to such dissolution, liquidation or winding up of the Corporation; provided, however, that if the aggregate amount which the holders of Series B Preferred Stock and Series C Preferred Stock are entitled to receive under Subsections 2(a) and 2(c) shall exceed (i) in the case of Series B Preferred Stock, $0.40065 per share (subject to appropriate adjustment in the event of a stock split, stock dividend, combination, reclassification, or similar event affecting the Series B Preferred Stock) (the “Maximum Series B Participation Amount”) and (ii) in the case of Series C Preferred Stock, $1.00 per share (subject to appropriate adjustment in the event of a stock split, stock dividend, combination, reclassification, or similar event affecting the Series C Preferred Stock) (the

“Maximum Series C Participation Amount”), each holder of Series B Preferred Stock shall be entitled to receive upon such dissolution, liquidation or winding up of the Corporation the greater of (i) the Maximum Series B Participation Amount and (ii) the amount such holder would have received if such holder had converted his, her or its shares of Series B Preferred Stock into Common Stock immediately prior to such dissolution, liquidation or winding up of the Corporation and each holder of Series C Preferred Stock shall be entitled to receive upon such dissolution, liquidation or winding up of the Corporation the greater of (i) the Maximum Series C Participation Amount and (ii) the amount such holder would have received if such holder had converted his, her or its shares of Series C Preferred Stock into Common Stock immediately prior to such dissolution, liquidation or winding up of the Corporation. The aggregate amount which a holder of a share of Series B Preferred Stock is entitled to receive under Subsections 2(a) and 2(c) is hereinafter referred to as the “Series B Liquidation Amount.” The aggregate amount which a holder of a share of Series C Preferred Stock is entitled to receive under Subsections 2(a) and 2(c) is hereinafter referred to as the “Series C Liquidation Amount.”
          (d) Deemed Liquidation Events.
               (i) The following events shall be deemed to be a liquidation of the Corporation for purposes of this Section 2 (a “Deemed Liquidation Event”):
                    (A) a merger or consolidation in which
(I)	the Corporation is a constituent party or

(II)	a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger or consolidation, except any such merger or consolidation involving the Corporation or a subsidiary in which the holders of capital stock of the Corporation immediately prior to such merger or consolidation continue to hold immediately following such merger or consolidation in substantially the same proportions at least 51%, by voting power and economic interest, of the capital stock of (1) the surviving or resulting corporation or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation; or
                    (B) the sale or the disposition, in a single transaction or series of related transactions, by the Corporation of all or substantially all the assets of the Corporation (except where such sale is to a wholly owned subsidiary of the Corporation).
               (ii) The Corporation shall not effect any transaction constituting a Deemed Liquidation Event pursuant to Subsection 2(d)(i)(A) above unless (A) the agreement or plan of merger or consolidation provides that the consideration payable to the stockholders of the Corporation shall be allocated among the holders of capital stock of the Corporation in accordance with Subsections 2(a) through 2(c) above or (B) the holders of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock waive their rights, pursuant to

Subsection 7 below, to receive the consideration payable to stockholders in accordance with Subsections 2(a) through 2(c) above.
               (iii) In the event of a Deemed Liquidation Event pursuant to Subsection 2(d)(i)(B) above, if the Corporation does not effect a dissolution of the Corporation under the Delaware General Corporation Law within 60 days after such Deemed Liquidation Event, then (A) the Corporation shall deliver a written notice to each holder of Preferred Stock no later than the 60th day after the Deemed Liquidation Event advising such holders of their right (and the requirements to be met to secure such right) pursuant to the terms of the following clause (B) to require the redemption of such shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock and (B) if the holders of (i) at least a majority of the then outstanding shares of Series A Preferred Stock or (ii) at least 66 2/3% of the then outstanding shares of Series B Preferred Stock and Series C Preferred Stock, consenting as a single class, so request in a written instrument delivered to the Corporation not later than 75 days after such Deemed Liquidation Event, the Corporation shall use the consideration received by the Corporation for such Deemed Liquidation Event (net of any liabilities associated with the assets sold, as determined in good faith by the Board of Directors of the Corporation), to the extent legally available therefor (the “Net Proceeds”), to redeem, on the 90th day after such Deemed Liquidation Event (the “Liquidation Redemption Date”), all outstanding shares of Series A Preferred Stock at a price per share equal to the Series A Liquidation Amount, all outstanding shares of Series B Preferred Stock at a price per share equal to the Series B Liquidation Amount and all outstanding shares of Series C Preferred Stock at a price per share equal to the Series C Liquidation Amount. In the event of a redemption pursuant to the preceding sentence, if the Net Proceeds are not sufficient to redeem all outstanding shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock pursuant to this Section 2(d)(iii), the Corporation shall first redeem each holder’s shares of Series B Preferred Stock and/or Series C Preferred Stock, based on the respective amounts which would otherwise be payable in respect of the shares to be redeemed if the Net Proceeds were sufficient to redeem all such outstanding shares, and second each holder’s shares of Series A Preferred Stock. The provisions of Subsections 6(b) through 6(e) below shall apply, with such necessary changes in the details thereof as are necessitated by the context, to the redemption of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock pursuant to this Subsection 2(d)(iii). Prior to the distribution or redemption provided for in this Subsection 2(d)(iii), the Corporation shall not expend or dissipate the consideration received for such Deemed Liquidation Event, except to discharge expenses incurred in the ordinary course of business.
               (iv) The amount deemed paid or distributed to the holders of capital stock of the Corporation upon any such merger, consolidation, sale or redemption shall be the cash or the value of the property, rights or securities paid or distributed to such holders by the Corporation or the acquiring person, firm or other entity. The value of such property, rights or securities shall be determined in good faith by the Board of Directors of the Corporation.
3.	Voting.
          (a) On any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written action of stockholders in lieu of meeting), each holder of outstanding shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock shall be entitled to the number of votes equal to the number of whole shares of Common Stock into which the shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter. Except as provided by law or by the provisions of this Restated Certificate of Incorporation, holders of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock shall vote together with the holders of Common Stock, and with the holders of any other series of Preferred Stock the terms of which so provide, as a single class.
          (b) The holders of record of the shares of Series A Preferred Stock, exclusively and as a separate class, shall be entitled to elect three members of the Board of Directors of the Corporation. At any meeting held for the purpose of electing directors, the presence in person or by proxy of the holders of a majority of the shares of Series A Preferred Stock then outstanding shall constitute a quorum of the Series A Preferred Stock for the purpose of electing directors by holders of the Series A Preferred Stock. A vacancy in any directorship filled by the holders of Series A Preferred Stock shall be filled only by vote or written consent in lieu of a meeting of the holders of the Series A Preferred Stock pursuant to this Subsection 3(b). The rights of the holders of the Series A Preferred Stock under this Subsection 3(b) shall terminate on the first date on which there are issued and outstanding less than 2,000,000 shares of Series A Preferred Stock (subject to appropriate adjustment in the event of any dividend, stock split, combination or other similar recapitalization affecting such shares). The holders of record of the shares of Series B Preferred Stock, exclusively and as a separate class, shall be entitled to elect one member of the Board of Directors of the Corporation. At any meeting held for the purpose of electing directors, the presence in person or by proxy of the holders of a majority of the shares of Series B Preferred Stock then outstanding shall constitute a quorum of the Series B Preferred Stock for the purpose of electing directors by holders of the Series B Preferred Stock. A vacancy in any directorship filled by the holders of Series B Preferred Stock shall be filled only by vote or written consent in lieu of a meeting of the holders of the Series B Preferred Stock pursuant to this Subsection 3(b). The rights of the holders of the Series B Preferred Stock under this Subsection 3(b) shall terminate on the first date on which there are issued and outstanding less than 2,000,000 shares of Series B Preferred Stock (subject to appropriate adjustment in the event of any dividend, stock split, combination or other similar recapitalization affecting such shares). The holders of record of the shares of Series C Preferred Stock, exclusively and as a separate class, shall be entitled to elect one member of the Board of Directors of the Corporation. At any meeting held for the purpose of electing directors, the presence in person or by proxy of the holders of a majority of the shares of Series C Preferred Stock then outstanding shall constitute a quorum of the Series C Preferred Stock for the purpose of electing directors by holders of the Series C Preferred Stock. A vacancy in any directorship filled by the holders of Series C Preferred Stock shall be filled only by vote or written consent in lieu of a meeting of the holders of the Series C Preferred Stock pursuant to this Subsection 3(b). The rights of the holders of the Series C Preferred Stock under this Subsection 3(b) shall terminate on the first date on which there are issued and outstanding less than 2,000,000 shares of Series C Preferred Stock (subject to appropriate adjustment in the event of any dividend, stock split, combination or other similar recapitalization affecting such shares).

          (c) So long as any shares of Series A Preferred Stock are outstanding, the Corporation shall not, by merger, reclassification or otherwise, amend this Restated Certificate of Incorporation so as to amend, alter or repeal the powers, preferences or special rights of the Series A Preferred Stock in a manner adverse to the Series A Preferred Stock without the written consent or affirmative vote of the holders of a majority of the then outstanding shares of Series A Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class.
          (d) So long as any shares of Series B Preferred Stock are outstanding, the Corporation shall not, by merger, reclassification or otherwise, (i) amend, alter or repeal the powers, preferences or special rights of the Series B Preferred Stock or (ii) increase or decrease the authorized number of shares of Series B Preferred Stock, without the written consent or affirmative vote of the holders of at least 66 2/3% of the then outstanding shares of Series B Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class.
          (e) So long as any shares of Series C Preferred Stock are outstanding, the Corporation shall not, by merger, reclassification or otherwise, amend, alter or repeal the powers, preferences or special rights of the Series C Preferred Stock in a manner adverse to the Series C Preferred Stock without the written consent or affirmative vote of the holders of at least 66 2/3% of the then outstanding shares of Series C Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class, provided, however, that nothing contained in this Subsection 3(e) shall be deemed to require the written consent or affirmative vote of the holders of Series C Preferred Stock as a separate class with respect to a merger or consolidation of the Company or subsidiary of the Company, a public offering of securities of the Company (including any mandatory conversion of the Series C Preferred Stock pursuant to Subsection 5 below) or the issuance of securities of the Company that are senior, with respect to powers, preferences or special rights, to the Series C Preferred Stock.
          (f) So long as any shares of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock are outstanding, the Corporation shall not, without prior written consent of the holders of at least 66 2/3% of the then outstanding shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, voting together as a single class:
               (i) declare or pay any dividend or make any distribution on Common Stock or Preferred Stock, or permit any subsidiary to declare or pay any such dividend or make any such distribution (other than dividends or distributions payable solely to the Company and accruing dividends pursuant to Subsection 1(b));
               (ii) merge with or into or consolidate, or permit any subsidiary to merge with or into or consolidate, with any other entity (other than a merger or consolidation solely between the Corporation and one or more subsidiaries or among subsidiaries);
               (iii) sell, lease, abandon, transfer or otherwise dispose of all or substantially all of the Corporation’s assets;

               (iv) liquidate, dissolve or effect a recapitalization or reorganization (including, without limitation, any reorganization into a limited liability company, a partnership or any other non-corporate entity);
               (v) apply or set aside any of its assets to the redemption, retirement, purchase or acquisition, directly or indirectly (including through a subsidiary), or otherwise, of any shares of its capital stock (other than (i) redemptions of Preferred Stock in accordance with the terms of this Restated Certificate of Incorporation, (ii) repurchases of Common Stock at no more than cost upon termination of employment or service, if made pursuant to a contractual right held by the Corporation or (iii) pursuant to a certain Second Amended and Restated Right of First Refusal and Co-Sale Agreement, as amended from time to time, by and among the Corporation and certain holders of capital stock of the Corporation);
               (vi) create, issue or authorize the creation or issuance of any additional class or series of shares of stock, or authorize the increase of any existing class or series of stock, or create, issue or authorize any obligation or security convertible into shares of any class or series of stock, in each case where the same would rank in any way on a parity with or senior to the Series B Preferred Stock or Series C Preferred Stock as to liquidation, redemption or the right to receive distributions or dividends, whether any such creation, issuance, authorization or increase shall be by means of amendment to the Restated Certificate of Incorporation or by merger, consolidation or otherwise;
               (vii) alter, amend, modify, repeal, waive or terminate any provision of the Restated Certificate of Incorporation or the By-Laws of the Corporation;
               (viii) alter or change the rights, preferences or privileges of the Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock;
               (ix) increase or decrease, from eight directors, the number of members of the Board of Directors of the Corporation; or
               (x) increase or decrease the authorized number of shares of Common Stock or Preferred Stock.
4.	Optional Conversion.
     The holders of Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):
          (a) Right to Convert.
               (i) Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Series A Original Purchase Price by the Series A Conversion Price (as defined below) in effect at the time of conversion. The “Series A Conversion Price” is currently $0.172856. Such Series A Conversion Price, and the rate at which shares of Series A Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided below.
               (ii) Each share of Series B Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Series B Original Purchase Price by the Series B Conversion Price (as defined below) in effect at the time of conversion. The “Series B Conversion Price” shall initially be equal to the Series B Original Purchase Price. Such initial Series B Conversion Price, and the rate at which shares of Series B Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided below.
               (iii) Each share of Series C Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Series C Original Purchase Price by the Series C Conversion Price (as defined below) in effect at the time of conversion. The “Series C Conversion Price” shall initially be equal to the Series C Original Purchase Price. Such initial Series C Conversion Price, and the rate at which shares of Series C Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided below.
               (iv) In the event of a notice of redemption of any shares of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock pursuant to Section 6 hereof, the Conversion Rights of the shares designated for redemption shall terminate at the close of business on the last full day preceding the date fixed for redemption, unless the redemption price is not paid on such redemption date, in which case the Conversion Rights for such shares shall continue until such price is paid in full. In the event of a liquidation, dissolution or winding up of the Corporation, the Conversion Rights shall terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the holders of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock, as the case may be. In the event of such a redemption or liquidation, dissolution or winding up, the Corporation shall provide to each holder of shares of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock, as the case may be, notice of such redemption or liquidation, dissolution or winding up, which notice shall (i) be sent at least 15 days prior to the termination of the Conversion Rights and (ii) state the amount per share of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock, as the case may be, that will be paid or distributed on such redemption or liquidation, dissolution or winding up, as the case may be.
     (b) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then effective Series A Conversion Price, Series B Conversion Price or Series C Conversion Price, as the case may be.

          (b) Mechanics of Conversion.
               (i) In order for a holder of Preferred Stock to convert shares of Preferred Stock into shares of Common Stock, such holder shall surrender the certificate or certificates for such shares of Preferred Stock, at the office of the transfer agent for the Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares of the Preferred Stock represented by such certificate or certificates. Such notice shall state such holder’s name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his or its attorney duly authorized in writing. The date of receipt of such certificates and notice by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) shall be the conversion date (“Conversion Date”), and the shares of Common Stock issuable upon conversion of the shares represented by such certificate shall be deemed to be outstanding of record as of such date. The Corporation shall, as soon as practicable after the Conversion Date, issue and deliver at such office to such holder of Preferred Stock, or to his or its nominees, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled, together with cash in lieu of any fraction of a share.
               (ii) The Corporation shall at all times when the Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued stock, for the purpose of effecting the conversion of the Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Preferred Stock. Before taking any action which would cause an adjustment reducing the Series A Conversion Price, Series B Conversion Price or Series C Conversion Price below the then par value of the shares of Common Stock issuable upon conversion of the applicable series of Preferred Stock, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock at such adjusted Series A Conversion Price, Series B Conversion Price or Series C Conversion Price, as the case may be.
               (iii) Upon any such conversion, no adjustment to the Series A Conversion Price, Series B Conversion Price or Series C Conversion Price, as the case may be, shall be made for any accrued but unpaid or declared but unpaid dividends on the Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock, as the case may be, surrendered for conversion or on the Common Stock delivered upon conversion.
               (iv) All shares of Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding, and all rights with respect to such shares, including the rights, if any, to receive notices and to vote, shall immediately cease and terminate on the Conversion Date, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor and payment of any dividends declared but unpaid thereon. Any shares of Preferred Stock so converted shall be retired and cancelled and shall not be reissued, and the Corporation (without the need for stockholder action) may from time to time take such appropriate action as may be necessary to reduce the authorized number of shares of such series of Preferred Stock accordingly.
               (v) The Corporation shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Preferred Stock pursuant to this Section 4. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.
          (c) Adjustments to Conversion Price for Diluting Issues.
               (i) Special Definitions. For purposes of this Section 4, the following definitions shall apply:
                    (A) “Option” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.
                    (B) “Series C Original Issue Date” shall mean the date on which the first share of Series C Preferred Stock was issued.
                    (C) “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock, but excluding Options.
                    (D) “Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to Subsection 4(d)(iii) below, deemed to be issued) by the Corporation after the Series C Original Issue Date, other than:
(I)	shares of Common Stock issued or issuable upon conversion or exchange of any Convertible Securities or exercise of any Options outstanding on the Series C Original Issue Date;

(II)	shares of Common Stock issued or issuable as a dividend or distribution on Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock;

(III)	shares of Common Stock issued or issuable by reason of a dividend, stock split, split-up or other distribution on shares of Common Stock that is covered by Subsection 4(e) or 4(f) below;

(IV)	103,533,435 (or such higher number as may be approved by the Board of Directors of the Corporation, including a majority of the Preferred Directors (as defined below)) shares of Common Stock (or Options with respect thereto) (subject to appropriate adjustment for stock splits, stock dividends, combinations and other similar recapitalizations affecting such shares) issued or issuable to employees or directors of, or consultants to, the Corporation or any of its subsidiaries pursuant to a plan, agreement or arrangement approved by the Board of Directors of the Corporation and by a majority of the Preferred Directors;

(V)	shares of Common Stock (or Options with respect thereto) issued or issuable in connection with present or future strategic partnerships, technology licenses or borrowing, line of credit, leasing or similar financing arrangement approved by the Board of Directors of the Corporation and by a majority of the Preferred Directors, provided that such transaction is not substantially for equity financing purposes; and

(VI)	shares of Common Stock issued solely in consideration for the acquisition (whether by merger or otherwise) by the Corporation or any of its subsidiaries of all or substantially all of the stock or assets of any other entity approved by the Board of Directors of the Corporation and by a majority of the Preferred Directors.
                    (E) “Preferred Directors” shall mean the five (5) directors designated as such pursuant to a certain Second Amended and Restated Stockholders’ Voting Agreement among the Corporation, as amended from time to time, and certain holders of capital stock of the Corporation.
               (ii) No Adjustment of Conversion Prices. No adjustment in the Series A Conversion Price shall be made as the result of the issuance of Additional Shares of Common Stock if: (a) the consideration per share (determined pursuant to Subsection 4(c)(v)) for such Additional Shares of Common Stock issued or deemed to be issued by the Corporation is equal to or greater than the Series B Conversion Price in effect immediately prior to the issuance or deemed issuance of such Additional Shares of Common Stock, or (b) prior to such issuance or deemed issuance, the Corporation receives written notice from the holders of a majority of the then outstanding shares of Series A Preferred Stock agreeing that no such adjustment shall be made as the result of the issuance or deemed issuance of Additional Shares of Common Stock. No adjustment in the Series B Conversion Price shall be made as the result of the issuance of Additional Shares of Common Stock if: (a) the consideration per share (determined pursuant to Subsection 4(c)(v)) for such Additional Shares of Common Stock issued or deemed to be issued by the Corporation is equal to or greater than the Series B Conversion Price in effect immediately prior to the issuance or deemed issuance of such Additional Shares of Common Stock, or (b) prior to such issuance or deemed issuance, the Corporation receives written notice from the holders of at least 66 2/3% of the then outstanding shares of Series B Preferred Stock agreeing that no such adjustment shall be made as the result of the issuance or deemed issuance of Additional Shares of Common Stock. No adjustment in the Series C Conversion Price shall be made as the result of the issuance of Additional Shares of Common Stock if: (a) the consideration per share (determined pursuant to Subsection 4(c)(v)) for such Additional Shares of Common Stock issued or deemed to be issued by the Corporation is equal to or greater than the Series C Conversion Price in effect immediately prior to the issuance or deemed issuance of such Additional Shares of Common Stock, or (b) prior to such issuance or deemed issuance, the Corporation receives written notice from the holders of at least 66 2/3% of the then outstanding shares of Series C Preferred Stock agreeing that no such adjustment shall be made as the result of the issuance or deemed issuance of Additional Shares of Common Stock.
               (iii) Issue of Securities Deemed Issue of Additional Shares of Common Stock.
                    (A) If the Corporation at any time or from time to time after the Series C Original Issue Date shall issue any Options or Convertible Securities (excluding Options or Convertible Securities which, upon exercise, conversion or exchange thereof, would entitle the holder thereof to receive shares of Common Stock which are specifically excepted from the definition of Additional Shares of Common Stock by Subsection 4(c)(i)(D) above) or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date.
                    (B) If the terms of any Option or Convertible Security, the issuance of which resulted in an adjustment to the Series A Conversion Price, Series B Conversion Price or Series C Conversion Price pursuant to the terms of Subsection 4(c)(iv) below, are revised (either automatically pursuant to the provisions contained therein or as a result of an amendment to such terms) to provide for either (1) any increase or decrease in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any such Option or Convertible Security or (2) any increase or decrease in the consideration payable to the Corporation upon such exercise, conversion or exchange, then, effective upon such increase or decrease becoming effective, the Series A Conversion Price, the Series B Conversion Price or the Series C Conversion Price, as the case may be, computed upon the original issue of such Option or Convertible Security (or upon the occurrence of a record date with respect thereto) shall be readjusted to such Series A Conversion Price, Series B Conversion Price or the Series C Conversion Price as would have obtained had such revised terms been in effect upon the original date of issuance of such Option or Convertible Security. Notwithstanding the foregoing, no adjustment pursuant to this clause (B) shall have the effect of increasing the Series A Conversion Price, Series B Conversion Price or Series C Conversion Price to an amount which exceeds the lower of (i) such Conversion Price on the original adjustment date, or (ii) such Conversion Price that would have resulted from any issuances of Additional Shares of Common Stock between the original adjustment date and such readjustment date.
                    (C) If the terms of any Option or Convertible Security (excluding Options or Convertible Securities which, upon exercise, conversion or exchange thereof, would entitle the holder thereof to receive shares of Common Stock which are specifically excepted from the definition of Additional Shares of Common Stock by Subsection 4(c)(i)(D) above), the issuance of which did not result in an adjustment to the Series A Conversion Price, did not result in an adjustment to the Series B Conversion Price or did not result in an adjustment to the Series C Conversion Price, as the case may be, pursuant to the terms of Subsection 4(c)(iv) below (either because the consideration per share (determined pursuant to Subsection 4(c)(v) hereof) of the Additional Shares of Common Stock subject thereto was equal to or greater than (i) with respect to the Series A Preferred Stock or Series B Preferred Stock, the Series B Conversion Price then in effect or (ii) with respect to the Series C Preferred Stock, the Series C Conversion Price then in effect, or because such Option or Convertible Security was issued before the Series C Original Issue Date), are revised after the Series C Original Issue Date (either automatically pursuant to the provisions contained therein or as a result of an amendment to such terms) to provide for either (1) any increase or decrease in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any such Option or Convertible Security or (2) any increase or decrease in the consideration payable to the Corporation upon such exercise, conversion or exchange, then such Option or Convertible Security, as so amended, and the Additional Shares of Common Stock subject thereto (determined in the manner provided in Subsection 4(c)(iii)(A) above) shall be deemed to have been issued effective upon such increase or decrease becoming effective.
                    (D) Upon the expiration or termination of any unexercised Option or unconverted or unexchanged Convertible Security which resulted (either upon its original issuance or upon a revision of its terms) in an adjustment to the Series A Conversion Price, Series B Conversion Price or Series C Conversion Price pursuant to the terms of Subsection 4(c)(iv) below, the Series A Conversion Price, Series B Conversion Price or Series C Conversion Price, as the case may be, shall be readjusted to such Series A Conversion Price, Series B Conversion Price or Series C Conversion Price, as the case may be, as would have obtained had such Option or Convertible Security never been issued.
                    (E) No adjustment in the Series A Conversion Price, Series B Conversion Price or Series C Conversion Price shall be made upon the issue of shares of

Common Stock or Convertible Securities upon the exercise of Options or the issue of shares of Common Stock upon the conversion or exchange of Convertible Securities.
               (iv) Adjustment of Conversion Prices Upon Issuance of Additional Shares of Common Stock.
                    (A) In the event the Corporation shall at any time after the Series C Original Issue Date issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Subsection 4(c)(iii), but excluding Additional Shares of Common Stock issued in a Qualifying Public Offering, as defined in Section 5(a)), without consideration or for a consideration per share less than the Series C Conversion Price in effect immediately prior to such issue, then the Series C Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying such Series C Conversion Price by a fraction, (A) the numerator of which shall be (1) the number of shares of Common Stock outstanding immediately prior to such issue plus (2) the number of shares of Common Stock which the aggregate consideration received or to be received by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at such Series C Conversion Price; and (B) the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such Additional Shares of Common Stock so issued; provided that, (i) for the purpose of this Subsection 4(c)(iv)(A), all shares of Common Stock issuable upon conversion or exchange of Convertible Securities and exercise of Options outstanding immediately prior to such issue shall be deemed to be outstanding and (ii) the number of shares of Common Stock deemed issuable upon conversion or exchange of such outstanding Convertible Securities shall be determined without giving effect to any adjustments to the conversion or exchange price or conversion or exchange rate of such Convertible Securities resulting from the issuance of Additional Shares of Common Stock that is the subject of this calculation.
                    (B) In the event the Corporation shall at any time after the Series C Original Issue Date issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Subsection 4(c)(iii), but excluding Additional Shares of Common Stock issued in a Qualifying Public Offering, as defined in Section 5(a)), without consideration or for a consideration per share less than the Series B Conversion Price in effect immediately prior to such issue, then the Series B Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying such Series B Conversion Price by a fraction, (A) the numerator of which shall be (1) the number of shares of Common Stock outstanding immediately prior to such issue plus (2) the number of shares of Common Stock which the aggregate consideration received or to be received by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at such Series B Conversion Price; and (B) the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such Additional Shares of Common Stock so issued; provided that, (i) for the purpose of this Subsection 4(c)(iv)(B), all shares of Common Stock issuable upon conversion or exchange of Convertible Securities and exercise of Options outstanding immediately prior to such issue shall be deemed to be outstanding and (ii) the number of shares of Common Stock deemed issuable upon conversion or exchange of such outstanding Convertible Securities shall be determined without giving effect to any adjustments to the conversion or exchange price or conversion or exchange rate of such Convertible Securities resulting from the issuance of Additional Shares of Common Stock that is the subject of this calculation.
                    (C) In the event the Corporation shall at any time on or after the Series C Original Issue Date issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Subsection 4(c)(iii), but excluding Additional Shares of Common Stock issued in a Qualifying Public Offering, as defined in Section 5(a)), without consideration or for a consideration per share less than the applicable Series B Conversion Price in effect immediately prior to such issue, then, forthwith upon such issue or sale, the Series A Conversion Price in effect immediately prior to such issue or sale shall be reduced, concurrently with such issue, to the price determined by dividing (A) the Series B Conversion Price in effect immediately following such issue or sale, by (B) the Series B Conversion Price that was in effect immediately prior to such issue or sale, and multiplying the quotient by the Series A Conversion Price immediately prior to such issue or sale.
               (v) Determination of Consideration. For purposes of this Subsection 4(c), the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:
                    (A) Cash and Property: Such consideration shall:
(I)	insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation, excluding amounts paid or payable for accrued interest;

(II)	insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors of the Corporation; and

(III)	in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (I) and (II) above, as determined in good faith by the Board of Directors of the Corporation.
                    (B) Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Subsection 4(c)(iii), relating to Options and Convertible Securities, shall be determined by dividing

(I)	the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

(II)	the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.
               (vi) Multiple Closing Dates. In the event the Corporation shall issue on more than one date Additional Shares of Common Stock that are comprised of shares of the same series or class of Preferred Stock and that would result in an adjustment to the Series A Conversion Price, Series B Conversion Price or Series C Conversion Price pursuant to the terms of Subsection 4(c)(iv) above, and such issuance dates occur within a period of no more than 120 days, then, upon the final such issuance, the Series A Conversion Price, Series B Conversion Price or Series C Conversion Price, as the case may be, shall be readjusted to give effect to all such issuances as if they occurred on the date of the first such issuance (and without giving effect to any adjustments as a result of such prior issuances within such period).
          (d) Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the Series C Original Issue Date effect a subdivision of the outstanding Common Stock or combine the outstanding shares of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock, the Series A Conversion Price, Series B Conversion Price and/or the Series C Conversion Price, as the case may be, in effect immediately before that subdivision or combination shall be proportionately decreased. If the Corporation shall at any time or from time to time after the Series C Original Issue Date combine the outstanding shares of Common Stock or effect a subdivision of the outstanding shares of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock, the Series A Conversion Price, Series B Conversion Price and/or the Series C Conversion Price, as the case may be, in effect immediately before the combination or subdivision shall be proportionately increased. Any adjustment under this paragraph shall become effective at the close of business on the date the subdivision or combination becomes effective.

          (e) Adjustment for Certain Dividends and Distributions. In the event the Corporation at any time, or from time to time after the Series C Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, then and in each such event the Series A Conversion Price, Series B Conversion Price and Series C Conversion Price in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Series A Conversion Price, the Series B Conversion Price or Series C Conversion Price, as the case may be, then in effect by a fraction:
               (i) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and
               (ii) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution;
provided, however, that if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Series A Conversion Price, Series B Conversion Price and Series C Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Series A Conversion Price, Series B Conversion Price and Series C Conversion Price shall be adjusted pursuant to this paragraph as of the time of actual payment of such dividends or distributions; and provided further, however, that no such adjustment shall be made with respect to a series of Preferred Stock if the holders of such series of Preferred Stock simultaneously receive (i) a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of such series of Preferred Stock had been converted into Common Stock on the date of such event or (ii) a dividend or other distribution of shares of Series A Preferred Stock and/or Series B Preferred Stock and/or Series C Preferred Stock which are convertible, as of the date of such event, into such number of shares of Common Stock as is equal to the number of additional shares of Common Stock being issued with respect to each share of Common Stock in such dividend or distribution.
          (f) Adjustments for Other Dividends and Distributions. In the event the Corporation at any time or from time to time on or after the Series C Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation (other than shares of Common Stock) or in cash or other property, then and in each such event provision shall be made so that the holders of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the kind and amount of securities of the Corporation, cash or other property which they would have been entitled to receive had the Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock, as the case may be, been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period, giving application to all adjustments called for during such period under this paragraph with respect to the rights of the holders of the Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock, as the case may be; provided, however, that no such provision shall be made if the holders of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock, as the case may be, receive, simultaneously with the distribution to the holders of Common Stock, a dividend or other distribution of such securities, cash or other property in an amount equal to the amount of such securities, cash or other property as they would have received if all outstanding shares of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock, as the case may be, had been converted into Common Stock on the date of such event.
          (g) Adjustment for Merger or Reorganization, etc. Subject to the provisions of Subsection 2(d), if there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Corporation in which the Common Stock (but not all Preferred Stock) is converted into or exchanged for securities, cash or other property (other than a transaction covered by paragraphs (d), (e) or (f) of this Section 4), then, following any such reorganization, recapitalization, reclassification, consolidation or merger, each share of any series of Preferred Stock which has not been converted or exchanged in such transaction shall be convertible into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock of the Corporation issuable upon conversion of one share of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock, as the case may be, immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors of the Corporation) shall be made in the application of the provisions in this Section 4 with respect to the rights and interests thereafter of the holders of such series of Preferred Stock, to the end that the provisions set forth in this Section 4 (including provisions with respect to changes in and other adjustments of the Conversion Price of such series of Preferred Stock) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of such series of Preferred Stock.
          (h) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Series A Conversion Price, the Series B Conversion Price or Series C Conversion Price pursuant to this Section 4, the Corporation at its expense shall, as promptly as reasonably practicable, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock, as the case may be, a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which the Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock, as the case may be, is convertible) and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, as promptly as reasonably practicable after the written request at any time of any holder of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock, furnish or cause to be furnished to such holder a certificate setting forth (i) the Series A Conversion Price, the Series B Conversion Price and Series C Conversion Price then in effect, and (ii) the number of shares of Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the conversion of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock.
          (i) Notice of Record Date. In the event:
               (i) the Corporation shall take a record of the holders of its Common Stock (or other stock or securities at the time issuable upon conversion of the Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of stock of any class or any other securities, or to receive any other right; or
               (ii) of any capital reorganization of the Corporation, any reclassification of the Common Stock of the Corporation, any consolidation or merger of the Corporation with or into another corporation (other than a consolidation or merger in which the Corporation is the surviving entity and its Common Stock is not converted into or exchanged for any other securities or property), or any transfer of all or substantially all of the assets of the Corporation; or
               (iii) of the voluntary or involuntary dissolution, liquidation or winding-up of the Corporation, then, and in each such case, the Corporation will send or cause to be sent to the holders of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock a notice specifying, as the case may be, (i) the record date for such dividend, distribution or right, and the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up is to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other stock or securities at the time issuable upon the conversion of the Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock) shall be entitled to exchange their shares of Common Stock (or such other stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up. Such notice shall be sent at least 10 days prior to the record date or effective date for the event specified in such notice.
5.	Mandatory Conversion.
          (a) Upon the earlier of (A) the closing of the sale of shares of Common Stock, at a price per share to the public of at least $0.35 (subject to appropriate adjustment for stock splits, stock dividends, combinations and other similar recapitalizations affecting such shares), in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, resulting in at least $40,000,000 of gross proceeds to the Corporation (a “Qualifying Public Offering”) or (B) a date agreed to in writing by the holders of a majority of the then outstanding shares of Series A Preferred Stock (each, a “Series A Mandatory Conversion Date”), (i) all outstanding shares of Series A Preferred Stock shall automatically be converted into shares of Common Stock, at the then effective conversion rate and (ii) such shares may not be reissued by the Corporation as Series A Preferred Stock. Upon the earlier of (A) the closing of a Qualifying Public Offering or (B) a date agreed to in writing by the holders of at least 66 2/3% of the then outstanding shares of Series B Preferred Stock and Series C Preferred Stock, voting together as a single class (each, a “Series B/C Mandatory Conversion Date” and, together with a Series A Mandatory Conversion Date, a “Mandatory Conversion Date”), (i) all outstanding shares of Series B Preferred Stock and Series C Preferred Stock shall automatically be converted into shares of Common Stock, at the then applicable effective conversion rate and (ii) such shares may not be reissued by the Corporation as Series B Preferred Stock or Series C Preferred Stock, as the case may be. Notwithstanding the foregoing, in the event of a mandatory conversion pursuant to this Subsection 5(a) in connection with a Deemed Liquidation Event, no mandatory conversion of the Series C Preferred Stock in such event shall be effected without the vote or written consent of the holders of at least 66 2/3% of the then outstanding shares of Series C Preferred Stock, voting or consenting (as the case may be) as a separate class.
          (b) All holders of record of shares of Series A Preferred Stock shall be given written notice of the Series A Mandatory Conversion Date and the place designated for mandatory conversion of all such shares of Series A Mandatory Conversion Date and the place designated for mandatory conversion of all such shares of Series A Preferred Stock pursuant to this Section 5; and all holders of record of shares of Series B Preferred Stock and Series C Preferred Stock shall be given written notice of the Series B/C Mandatory Conversion Date and the place designated for mandatory conversion of all such shares of Series B Preferred Stock and Series C Preferred Stock subject to conversion pursuant to this Section 5. Such notice need not be given in advance of the occurrence of such Mandatory Conversion Date. Such notice shall be sent by first class or registered mail, postage prepaid, or given by electronic communication in compliance with the provisions of the Delaware General Corporation Law, to each record holder of Series A Preferred Stock and/or Series B Preferred Stock and/or Series C Preferred Stock, as the case may be. Upon receipt of such notice, each holder of shares of Series A Preferred Stock and/or Series B Preferred Stock and/or Series C Preferred Stock, as the case may be, shall surrender his or its certificate or certificates for all such shares to the Corporation at the place designated in such notice, and shall thereafter receive certificates for the number of shares of Common Stock to which such holder is entitled pursuant to this Section 5. On the Mandatory Conversion Date, all outstanding shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock shall be deemed to have been converted into shares of Common Stock, which shall be deemed to be outstanding of record, and all rights with respect to the Series A Preferred Stock and/or Series B Preferred Stock and/or Series C Preferred Stock so converted, including the rights, if any, to receive notices and vote (other than as a holder of Common Stock), will terminate, except only the rights of the holders thereof, upon surrender of their certificate or certificates therefor, to receive certificates for the number of shares of Common Stock into which such Series A Preferred Stock and/or Series B Preferred Stock and/or Series C Preferred Stock has been converted, and payment of any declared but unpaid dividends thereon. If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his or its attorney duly authorized in writing. As soon as practicable after the Mandatory Conversion Date and the surrender of the certificate or certificates for Series A Preferred Stock and/or Series B Preferred Stock and/or

Series C Preferred Stock, as the case may be, the Corporation shall cause to be issued and delivered to such holder, or on his or its written order, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof and cash as provided in Subsection 4(b) in respect of any fraction of a share of Common Stock otherwise issuable upon such conversion.
          (c) All certificates evidencing shares of Series A Preferred Stock and/or Series B Preferred Stock and/or Series C Preferred Stock which are required to be surrendered for conversion in accordance with the provisions hereof shall, from and after the applicable Mandatory Conversion Date be deemed to have been retired and cancelled and the shares of Series A Preferred Stock and/or Series B Preferred Stock and/or Series C Preferred Stock, as the case may be, represented thereby converted into Common Stock for all purposes, notwithstanding the failure of the holder or holders thereof to surrender such certificates on or prior to such date. Such converted Series A Preferred Stock and/or Series B Preferred Stock and/or Series C Preferred Stock may not be reissued, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Series A Preferred Stock and/or Series B Preferred Stock and/or Series C Preferred Stock, as the case may be, accordingly.
6.	Redemption.
          (a) Redemption.
               (i) Mandatory Redemption. All shares of Series C Preferred Stock and Series B Preferred Stock shall be redeemed by the Corporation, at a price equal to (i) in the case of the Series C Preferred Stock, the Series C Original Purchase Price, plus all declared but unpaid and accrued but unpaid dividends (the “Series C Redemption Price”), and (ii) in the case of the Series B Preferred Stock, the Series B Original Purchase Price, plus all declared but unpaid and accrued but unpaid dividends (the “Series B Redemption Price”), 60 days after receipt by the Corporation at any time on or after the date that is five years after the Series C Original Issue Date, from the holders of at least 66 2/3% of the then outstanding shares of Series B Preferred Stock and Series C Preferred Stock, voting together as a single class, of written notice requesting redemption of all shares of Series B Preferred Stock and Series C Preferred Stock (the “Series B/C Redemption Date”). All shares of Series A Preferred Stock shall be redeemed by the Corporation at a price equal to the Series A Original Purchase Price per share, plus all accrued but unpaid dividends thereon (the “Series A Redemption Price”), 60 days after receipt by the Corporation at any time on or after the date that is five years after the Series C Original Issue Date, from the holders of a majority of the voting power (on an as converted basis) of the then outstanding shares of Series A Preferred Stock, of written notice requesting redemption of all shares of Series A Preferred Stock (the “Series A Redemption Date”). As used herein, the term “Redemption Date” shall be used to refer to the Series A Redemption Date and the Series B/C Redemption Date, as applicable, and the term “Redemption Price” shall be used to refer to the Series A Redemption Price, the Series B Redemption Price and the Series C Redemption Price, as applicable. Notwithstanding the foregoing, the Corporation shall not redeem any shares of Series A Preferred Stock so long as shares of Series B Preferred Stock or Series C Preferred Stock remain outstanding. If the Corporation does not have sufficient funds legally available to redeem the applicable series of Preferred Stock on the applicable Redemption Date, the Corporation shall redeem a pro rata portion of each holder’s shares of such series, based on the respective amounts which would otherwise be payable in respect of the shares to be redeemed if the legally available funds were sufficient to redeem all such shares, out of funds legally available therefor and shall redeem the remaining shares of such series as soon as practicable after the Corporation has funds legally available therefor.
          (b) Redemption Notice. Written notice of the mandatory redemption (the “Redemption Notice”) shall be mailed, postage prepaid, to each holder of record of the series of Preferred Stock to be redeemed, at its post office address last shown on the records of the Corporation, or given by electronic communication in compliance with the provisions of the Delaware General Corporation Law, not less than 20 days prior to the applicable Redemption Date. Each Redemption Notice shall state:
               (i) the type and number of shares of Preferred Stock held by the holder that the Corporation shall redeem on the Redemption Date specified in the Redemption Notice;
               (ii) the Redemption Date and the Redemption Price;
               (iii) the date upon which the holder’s right to convert such shares terminates (as determined in accordance with Section 4(a)); and
               (iv) that the holder is to surrender to the Corporation, in the manner and at the place designated, his certificate or certificates representing the shares of Preferred Stock to be redeemed.
          (c) Deposit of Redemption Price. On or prior to a Redemption Date, the Company shall deposit the Redemption Price of all shares to be redeemed with a bank or trust company having aggregate capital and surplus in excess of $100,000,000, as a trust fund, with irrevocable instructions and authority to the bank or trust company to pay, on and after such Redemption Date, the Redemption Price of the shares to their respective holders upon the surrender of their share certificates.
          (d) Surrender of Certificates; Payment. On or before the applicable Redemption Date, each holder of shares of Preferred Stock to be redeemed on such Redemption Date, unless such holder has exercised his right to convert such shares as provided in Section 4 hereof, shall surrender the certificate or certificates representing such shares to the Corporation, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be canceled and retired. In the event less than all of the shares of Preferred Stock represented by a certificate are redeemed, a new certificate representing the unredeemed shares of such series of Preferred Stock shall promptly be issued.

          (e) Rights Subsequent to Redemption. If the Redemption Notice shall have been duly given, and if on the applicable Redemption Date the Redemption Price payable upon redemption of the shares of Preferred Stock to be redeemed on such Redemption Date is paid or tendered for payment, then notwithstanding that the certificates evidencing any of the shares of Preferred Stock so called for redemption shall not have been surrendered, dividends with respect to such shares of Preferred Stock shall cease to accrue after such Redemption Date and all rights with respect to such shares shall forthwith after the Redemption Date terminate, except only the right of the holders to receive the Redemption Price without interest upon surrender of their certificate or certificates therefor.
          (f) Redeemed or Otherwise Acquired Shares. Any shares of Preferred Stock which are redeemed or otherwise acquired by the Corporation or any of its subsidiaries shall be automatically and immediately canceled and shall not be reissued, sold or transferred as shares of Preferred Stock. Neither the Corporation nor any of its subsidiaries may exercise any voting or other rights granted to the holders of Preferred Stock.
     7. Waiver. Any of the rights of the holders of Series A Preferred Stock set forth herein may be waived by the affirmative consent or vote of the holders of a majority of the shares of Series A Preferred Stock then outstanding except where the consent or vote of the holders of a greater number of shares of Series A Preferred Stock is required to take action pursuant to law or under any provision contained herein, in which case, such greater number of shares of Series A Preferred Stock shall also be required to waive such rights. Any of the rights of the holders of Series B Preferred Stock and Series C Preferred Stock set forth herein may be waived by the affirmative consent or vote of the holders of at least 66 2/3% of the shares of Series B Preferred Stock and Series C Preferred Stock then outstanding, voting together as a single class, provided such waiver by its terms is equally applicable to the holders of Series B Preferred Stock and Series C Preferred Stock and does not affect one series differently than another, except where the consent or vote of the holders of a greater number of shares of Series B Preferred Stock and Series C Preferred Stock, voting together as a single class, is required to take action pursuant to law or under any provision contained herein, in which case, such greater number of shares shall also be required to waive such rights. Any of the rights of the holders of Series B Preferred Stock set forth herein may be waived (in a manner that does not apply to the holders of Series C Preferred Stock) by the affirmative consent or vote of at least 66 2/3% of the shares of Series B Preferred Stock then outstanding, except where the consent or vote of the holders of a greater number of shares of Series B Preferred Stock is required to take action pursuant to law or under any provision contained herein, in which case, such greater number of shares shall also be required to waive such rights. Any of the rights of the holders of Series C Preferred Stock set forth herein may be waived (in a manner that does not apply to the holders of Series B Preferred Stock) by the affirmative consent or vote of the holders of at least 66 2/3% of the shares of Series C Preferred Stock then outstanding, except where the consent or vote of the holders of a greater number of shares of Series C Preferred Stock is required to take action pursuant to law or under any provision contained herein, in which case, such greater number of shares shall also be required to waive such rights.
     FIFTH. In furtherance of and not in limitation of powers conferred by statute, it is further provided:

     1. Election of directors need not be by written ballot.
     2. The Board of Directors is expressly authorized to adopt, amend or repeal the By-Laws of the Corporation.
     SIXTH. Except to the extent that the General Corporation Law of the State of Delaware prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.
     SEVENTH. The Corporation shall provide indemnification as follows:
     1. Actions, Suits and Proceedings Other than by or in the Right of the Corporation. The Corporation shall indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he or she is or was, or has agreed to become, a director or officer of the Corporation, or if such person is a director or officer of the Corporation, is or was serving, or has agreed to serve, at the request of the Corporation, as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) (all such persons being referred to hereafter as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by or on behalf of Indemnitee in connection with such action, suit or proceeding and any appeal therefrom, if Indemnitee acted in good faith and in a manner which Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that Indemnitee did not act in good faith and in a manner which Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.
     2. Actions or Suits by or in the Right of the Corporation. The Corporation shall indemnify any Indemnitee who was or is a party to or threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that Indemnitee is or was, or has agreed to become, a director or officer of the Corporation, or is or was serving, or if such person is a director or officer of the Corporation, has agreed to serve, at the request of the Corporation, as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred by or on behalf of Indemnitee in connection with such action, suit or proceeding and any appeal therefrom, if Indemnitee acted in good faith and in a manner which Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Corporation, except that no indemnification shall be made under the Section 2 in respect of any claim, issue or matter as to which Indemnitee shall have been adjudged to be liable to the Corporation, unless, and only to the extent, that the Court of Chancery of the State of Delaware shall determine upon application that, despite the adjudication of such liability but in view of all the circumstances of the case, Indemnitee is fairly and reasonably entitled to indemnity for such expenses (including attorneys’ fees) which the Court of Chancery of the State of Delaware shall deem proper.
     3. Indemnification for Expenses of Successful Party. Notwithstanding any other provisions of this Article, to the extent that an Indemnitee has been successful, on the merits or otherwise, in defense of any action, suit or proceeding referred to in Sections 1 and 2 of this Article SEVENTH, or in defense of any claim, issue or matter therein, or on appeal from any such action, suit or proceeding, Indemnitee shall be indemnified against all expenses (including attorneys’ fees) actually and reasonably incurred by or on behalf of Indemnitee in connection therewith. Without limiting the foregoing, if any action, suit or proceeding is disposed of, on the merits or otherwise (including a disposition without prejudice), without (i) the disposition being adverse to Indemnitee, (ii) an adjudication that Indemnitee was liable to the Corporation, (iii) a plea of guilty or nolo contendere by Indemnitee, (iv) an adjudication that Indemnitee did not act in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and (v) with respect to any criminal proceeding, an adjudication that Indemnitee had reasonable cause to believe his conduct was unlawful, Indemnitee shall be considered for the purposes hereof to have been wholly successful with respect thereto.
     4. Notification and Defense of Claim. As a condition precedent to an Indemnitee’s right to be indemnified, such Indemnitee must notify the Corporation in writing as soon as practicable of any action, suit, proceeding or investigation involving such Indemnitee for which indemnity will or could be sought. With respect to any action, suit, proceeding or investigation of which the Corporation is so notified, the Corporation will be entitled to participate therein at its own expense and/or to assume the defense thereof at its own expense, with legal counsel reasonably acceptable to Indemnitee. After notice from the Corporation to Indemnitee of its election so to assume such defense, the Corporation shall not be liable to Indemnitee for any legal or other expenses subsequently incurred by Indemnitee in connection with such action, suit, proceeding or investigation, other than as provided below in this Section 4. Indemnitee shall have the right to employ his or her own counsel in connection with such action, suit, proceeding or investigation, but the fees and expenses of such counsel incurred after notice from the Corporation of its assumption of the defense thereof shall be at the expense of Indemnitee unless (i) the employment of counsel by Indemnitee has been authorized by the Corporation, (ii) counsel to Indemnitee shall have reasonably concluded that there may be a conflict of interest or position on any significant issue between the Corporation and Indemnitee in the conduct of the defense of such action, suit, proceeding or investigation or (iii) the Corporation shall not in fact have employed counsel to assume the defense of such action, suit, proceeding or investigation, in each of which cases the fees and expenses of counsel for Indemnitee shall be at the expense of the Corporation, except as otherwise expressly provided by this Article. The Corporation shall not be entitled, without the consent of Indemnitee, to assume the defense of any claim brought by or in the right of the Corporation or as to which counsel for Indemnitee shall have reasonably made the conclusion provided for in clause (ii) above. The Corporation shall not be required to indemnify Indemnitee under this Article SEVENTH for any amounts paid in settlement of any action, suit, proceeding or investigation effected without its written consent. The Corporation shall not settle any action, suit, proceeding or investigation in any manner which would impose any penalty or limitation on Indemnitee without Indemnitee’s written consent. Neither the Corporation nor Indemnitee will unreasonably withhold or delay its consent to any proposed settlement.
     5. Advance of Expenses. Subject to the provisions of Section 6 of this Article SEVENTH, in the event that the Corporation does not assume the defense pursuant to Section 4 of this Article SEVENTH of any action, suit, proceeding or investigation of which the Corporation receives notice under this Article, any expenses (including attorneys’ fees) incurred by or on behalf of an Indemnitee in defending an action, suit, proceeding or investigation or any appeal therefrom shall be paid by the Corporation in advance of the final disposition of such matter; provided, however, that the payment of such expenses incurred by or on behalf of Indemnitee in advance of the final disposition of such matter shall be made only upon receipt of an undertaking by or on behalf of Indemnitee to repay all amounts so advanced in the event that it shall ultimately be determined that Indemnitee is not entitled to be indemnified by the Corporation as authorized in this Article; and further provided that no such advancement of expenses shall be made under this Article SEVENTH if it is determined (in the manner described in Section 6) that (i) Indemnitee did not act in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Corporation, or (ii) with respect to any criminal action or proceeding, Indemnitee had reasonable cause to believe his or her conduct was unlawful. Such undertaking shall be accepted without reference to the financial ability of Indemnitee to make such repayment.
     6. Procedure for Indemnification. In order to obtain indemnification or advancement of expenses pursuant to Section 1, 2, 3 or 5 of this Article SEVENTH, an Indemnitee shall submit to the Corporation a written request. Any such advancement of expenses shall be made promptly, and in any event within 30 days after receipt by the Corporation of the written request of Indemnitee, unless the Corporation determines within such 30-day period that Indemnitee did not meet the applicable standard of conduct set forth in Section 1, 2 or 5 of this Article SEVENTH, as the case may be. Any such indemnification, unless ordered by a court, shall be made with respect to requests under Section 1 or 2 only as authorized in the specific case upon a determination by the Corporation that the indemnification of Indemnitee is proper because Indemnitee has met the applicable standard of conduct set forth in Section 1 or 2, as the case may be. Such determination shall be made in each instance (a) by a majority vote of the directors of the Corporation consisting of persons who are not at that time parties to the action, suit or proceeding in question (“disinterested directors”), whether or not a quorum, (b) by a committee of disinterested directors designated by majority vote of disinterested directors, whether or not a quorum, (c) if there are no disinterested directors, or if the disinterested directors so direct, by independent legal counsel (who may, to the extent permitted by law, be regular legal counsel to the Corporation) in a written opinion, or (d) by the stockholders of the Corporation.
     7. Remedies. The right to indemnification or advancement of expenses as granted by this Article shall be enforceable by Indemnitee in any court of competent jurisdiction. Neither the failure of the Corporation to have made a determination prior to the commencement of such action that indemnification is proper in the circumstances because Indemnitee has met the applicable standard of conduct, nor an actual determination by the Corporation pursuant to Section 6 of this Article SEVENTH that Indemnitee has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that Indemnitee has not met the applicable standard of conduct. Indemnitee’s expenses (including attorneys’ fees) reasonably incurred in connection with successfully establishing Indemnitee’s right to indemnification, in whole or in part, in any such proceeding shall also be indemnified by the Corporation.
     8. Limitations. Notwithstanding anything to the contrary in this Article, except as set forth in Section 7 of this Article SEVENTH, the Corporation shall not indemnify an Indemnitee pursuant to this Article SEVENTH in connection with a proceeding (or part thereof) initiated by such Indemnitee unless the initiation thereof was approved by the Board of Directors of the Corporation. Notwithstanding anything to the contrary in this Article, the Corporation shall not indemnify an Indemnitee to the extent such Indemnitee is reimbursed from the proceeds of insurance, and in the event the Corporation makes any indemnification payments to an Indemnitee and such Indemnitee is subsequently reimbursed from the proceeds of insurance, Indemnitee shall promptly refund such indemnification payments to the Corporation to the extent of such insurance reimbursement.
     9. Subsequent Amendment. No amendment, termination or repeal of this Article or of the relevant provisions of the General Corporation Law of the State of Delaware or any other applicable laws shall affect or diminish in any way the rights of any Indemnitee to indemnification under the provisions hereof with respect to any action, suit, proceeding or investigation arising out of or relating to any actions, transactions or facts occurring prior to the final adoption of such amendment, termination or repeal.
     10. Other Rights. The indemnification and advancement of expenses provided by this Article shall not be deemed exclusive of any other rights to which an Indemnitee seeking indemnification or advancement of expenses may be entitled under any law (common or statutory), agreement or vote of stockholders or disinterested directors or otherwise, both as to action in Indemnitee’s official capacity and as to action in any other capacity while holding office for the Corporation, and shall continue as to an Indemnitee who has ceased to be a director or officer, and shall inure to the benefit of the estate, heirs, executors and administrators of Indemnitee. Nothing contained in this Article shall be deemed to prohibit, and the Corporation is specifically authorized to enter into, agreements with officers and directors providing indemnification rights and procedures different from those set forth in this Article. In addition, the Corporation may, to the extent authorized from time to time by its Board of Directors, grant indemnification rights to other employees or agents of the Corporation or other persons serving the Corporation and such rights may be equivalent to, or greater or less than, those set forth in this Article.

     11. Partial Indemnification. If an Indemnitee is entitled under any provision of this Article to indemnification by the Corporation for some or a portion of the expenses (including attorneys’ fees), judgments, fines or amounts paid in settlement actually and reasonably incurred by or on behalf of Indemnitee in connection with any action, suit, proceeding or investigation and any appeal therefrom but not, however, for the total amount thereof, the Corporation shall nevertheless indemnify Indemnitee for the portion of such expenses (including attorneys’ fees), judgments, fines or amounts paid in settlement to which Indemnitee is entitled.
     12. Insurance. The Corporation may purchase and maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) against any expense, liability or loss incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law of the State of Delaware.
     13. Savings Clause. If this Article or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each Indemnitee as to any expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with any action, suit, proceeding or investigation, whether civil, criminal or administrative, including an action by or in the right of the Corporation, to the fullest extent permitted by any applicable portion of this Article that shall not have been invalidated and to the fullest extent permitted by applicable law.
     14. Merger or Consolidation. If the Corporation is merged into or consolidated with another corporation and the Corporation is not the surviving corporation, the surviving corporation shall assume the obligations of the Corporation under this Article with respect to any action, suit, proceeding or investigation arising out of or relating to any actions, transactions or facts occurring prior to the date of such merger or consolidation.
     15. Subsequent Legislation. If the General Corporation Law of Delaware is amended after adoption of this Article to expand further the indemnification permitted to Indemnitees, then the Corporation shall indemnify such persons to the fullest extent permitted by the General Corporation Law of Delaware, as so amended.
     16. Definitions. Terms used herein and defined in Section 145(h) and Section 145(i) of the General Corporation Law of the State of Delaware shall have the respective meanings assigned to such terms in such Section 145(h) and Section 145(i).
     EIGHTH. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute and pursuant to this Restated Certificate of Incorporation, and all rights conferred upon stockholders herein are granted subject to this reservation.
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     IN WITNESS WHEREOF, the Corporation has caused this Restated Certificate of Incorporation to be signed by its President this 10th day of July, 2007.

ADNEXUS THERAPEUTICS, INC.
By:	/s/ John D. Mendlein
John D. Mendlein
President

CERTIFICATE OF AMENDMENT
OF
RESTATED CERTIFICATE OF INCORPORATION
OF
ADNEXUS THERAPEUTICS, INC.
Pursuant to Section 242
of the General Corporation Law of
the State of Delaware
     Adnexus Therapeutics, Inc. (hereinafter called the “Corporation”), organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:
     The Board of Directors of the Corporation duly adopted a resolution in accordance with Section 242 of the General Corporation Law of the State of Delaware setting forth an amendment to the Restated Certificate of Incorporation of the Corporation and declaring said amendment to be advisable. The stockholders of the Corporation duly approved said proposed amendment by written consent in accordance with Sections 228 and 242 of the General Corporation Law of the State of Delaware. The resolution setting forth the amendment is as follows:
     RESOLVED: That the first paragraph of Article FOURTH of the Restated Certificate of Incorporation of the Corporation be, and hereby is, deleted in its entirety and the following is inserted in lieu thereof:
     “The total number of shares of all classes of stock which the Corporation shall have authority to issue is (i) 712,050,830 shares of Common Stock, $.001 par value per share (“Common Stock”), and (ii) 474,470,292 shares of Preferred Stock, $.001 par value per share (“Preferred Stock”), of which 57,967,003 shall be designated as Series A Convertible Preferred Stock (“Series A Preferred Stock”), 336,952,459 shall be designated Series B Convertible Preferred Stock (“Series B Preferred Stock”) and 79,550,830 shall be designated as Series C Convertible Preferred Stock (“Series C Preferred Stock”).”
[Signature Page to Follow]

     IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its President this 13th day of August, 2007.

ADNEXUS THERAPEUTICS, INC.
By:	/s/ John D. Mendlein
John D. Mendlein
President